Exhibit 10.2

WILSONS THE LEATHER EXPERTS INC.

2000 LONG TERM INCENTIVE PLAN

Non-Statutory Stock Option Agreement
(Associate)

Full Name of Optionee: Michael M. Searles

No. of Shares Covered: 350,000

Date of Grant:

Exercise Price Per Share: $

This is a Non-Statutory Stock Option Agreement (“Agreement”) between Wilsons The Leather Experts Inc., a Minnesota corporation (the “Company”), and the optionee identified above (the “Optionee”) effective as of the date of grant specified above.

Recitals

WHEREAS, the Company maintains the Wilsons The Leather Experts Inc. 2000 Long Term Incentive Plan (“Plan”); and

WHEREAS, pursuant to the Plan, a committee (the “Committee”) has the authority to determine the awards to be granted under the Plan; and

WHEREAS, the Committee has determined that the Optionee is eligible to receive an award under the Plan in the form of a non-statutory stock option (the “Option”).

NOW, THEREFORE, the Company hereby grants this Option to the Optionee under the terms and conditions as follows.

Terms and Conditions*

*Unless the context indicates otherwise, terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

1.	Grant. Subject to the terms and conditions of the Plan and this Agreement, the Optionee is granted this Option to purchase the number of Shares specified at the beginning of this Agreement.

2.	Exercise Price. The price of each Share subject to this Option shall be the exercise price specified at the beginning of this Agreement.

3.	Non-Statutory Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

4.	Exercise Schedule. This Option shall vest, cumulatively, as to one-third of the Shares covered hereby, on each of the first, second and third anniversaries of the date of grant of this Option. If this Option has not expired prior thereto, it may be exercised in whole or in part with respect to any Shares as to which this Option has vested.

This Option may be exercised in full under the circumstances described in Section 8 of this Agreement if it has not expired prior thereto.

5. Expiration. This Option shall expire at 5:00 p.m. Central Time on the earliest of:

(a) The date occurring ten years after the date of grant of this Option;

(b) The last day of the period following the termination of employment of the Optionee during which this Option can be exercised (as specified in Section 7 of this Agreement); or

(c) The date (if any) fixed for cancellation pursuant to Section 8 of this Agreement.

In no event may anyone exercise this Option, in whole or in part, after it has expired, notwithstanding any other provision of this Agreement.

6. Procedure to Exercise Option.

Notice of Exercise. This Option may be exercised by delivering written notice of exercise to the Company at the principal executive office of the Company, to the attention of the Company’s Vice President, Human Resources, in the form attached to this Agreement. The notice shall state the number of Shares to be purchased, and shall be signed by the person exercising this Option. If the person exercising this Option is not the Optionee, he/she also must submit appropriate proof of his/her right to exercise this Option.

Tender of Payment. Upon giving notice of any exercise hereunder, the person exercising this Option shall provide for payment of the purchase price of the Shares being purchased through one or a combination of the following methods:

(a) Cash;

(b) To the extent permitted by law, a broker-assisted cashless exercise in which the person exercising this Option irrevocably instructs a broker to deliver proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise (or a loan secured by such Shares) to the Company in payment of the purchase price of such Shares;

(c) By delivery to the Company of unencumbered Shares having an aggregate Fair Market Value (as defined in Section 2(l) of the Plan) on the date of exercise equal to the purchase price of such Shares; or

(d) By a reduction in the number of Shares delivered to the person exercising this Option upon exercise, such number of Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of such Shares.

Notwithstanding the foregoing, the person exercising this Option shall not be permitted to pay any portion of the purchase price with Shares pursuant to (c) or (d), above, if, in the opinion of the Committee, payment in such manner could have adverse financial accounting consequences for the Company or adverse tax consequences for the Optionee.

Delivery of Certificates. As soon as practicable after the Company receives the notice and purchase price provided for above, it shall deliver to the person exercising the Option, in the name of such person, a certificate or certificates representing the Shares being purchased. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to issue or deliver any Shares prior to the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company shall determine to be necessary or desirable.

7.	Employment Requirement. This Option may be exercised only while the Optionee remains employed with the Company or a parent or subsidiary thereof, and only if the Optionee has been continuously so employed since the date of this Agreement; provided that:

(a) This Option may be exercised for three months (or such later date, if any, as the Committee, in its sole discretion, may determine) following the day the Optionee’s employment by the Company ceases if such cessation of employment is for a reason other than death or Disability, but only to the extent that it was exercisable immediately prior to termination of employment.

(b) This Option may be exercised within one year after the Optionee’s employment by the Company ceases if such cessation of employment is because of death or Disability.

(c) If the Optionee’s employment terminates after a declaration made pursuant to Section 8 of this Agreement in connection with a Fundamental Change, this Option may be exercised at any time permitted by such declaration.

Notwithstanding the above, this Option may not be exercised after it has expired.

8. Acceleration of Option.

Death or Disability. This Option may be exercised in full, regardless of whether such exercise occurs prior to a date on which this Option would otherwise vest, upon the death or Disability of the Optionee; provided that the Optionee shall have been continuously employed (as defined in Section 2(c) of the Plan) by the Company or a parent or subsidiary thereof between the date of this Agreement and the date of such death or Disability.

Change in Control. In the event of a Change in Control as defined in Section 2(f) of the Plan, then, without any action by the Committee, this Option, to the extent not already exercised in full or otherwise expired, shall become immediately exercisable in full.

Fundamental Change. In the event of a Fundamental Change as defined in Section 2(m) of the Plan, the Committee may, but shall not be obligated to:

(a) if the Fundamental Change is a merger or consolidation or statutory share exchange, make appropriate provision for the protection of this Option by the substitution for this Option of options or voting common stock of the corporation surviving any merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation, as provided in Section 12(g) of the Plan; or

(b) declare at least twenty days prior to the occurrence of the Fundamental Change, and provide written notice to the Optionee of the declaration, that this Option, whether or not then exercisable, shall be canceled at the time of, or immediately prior to the occurrence of the Fundamental Change (unless it shall have been exercised prior to the occurrence of the Fundamental Change). Upon any such declaration, the holder of this Option shall become entitled to a payment, within twenty days after the Fundamental Change, of cash or, in the discretion of the Committee, such other form or forms of consideration, including cash and/or property, singly or in such combination as the Committee shall determine, that the Optionee would have received as a result of the Fundamental Change if the Optionee had exercised this Option immediately prior to the Fundamental Change, such payment being, for each Share covered by the canceled Option, equal to the amount, if any, by which the Fair Market Value per Share (for this purpose as defined in Section 12(g) of the Plan) exceeds the exercise price per Share covered by this Option. At the time of the declaration, this Option shall immediately become exercisable in full and the holder of this Option shall have the right, during the period preceding the time of cancellation of this Option, to exercise this Option as to all or any part of the Shares covered thereby. In the event of such declaration, this Option, to the extent not exercised prior to the Fundamental Change, shall be canceled at the time of, or immediately prior to, the Fundamental Change, as provided in the declaration. Notwithstanding the foregoing, the holder of this Option shall not be entitled to the payment provided for in the declaration if this Option shall have terminated, expired or been canceled.

Discretionary Acceleration. The Committee has the power, in its sole discretion, to declare at any time that this Option shall be immediately exercisable.

Limitation on Change in Control Payments. Notwithstanding any provision to the contrary contained herein, if any acceleration of the exercisability of the Option (which acceleration could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), either alone or together with other payments in the nature of compensation to the Optionee that are contingent on a change in the ownership or effective control of Company or in the ownership of a substantial portion of the assets of the Company or otherwise, would constitute a “parachute payment” as defined in Section 280G of the Code or any successor provision thereto, then the Company will compute the net after-tax proceeds to the Optionee (i) if such acceleration and/or such other benefits and payments would be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or being non-deductible to the Company for federal income tax purposes pursuant to Section 280G of the Code (or any successor provision thereto) and (ii) taking into account the excise tax imposed by Section 4999 of the Code, if such acceleration and/or such other benefits and payments would not be reduced. If the reduction of the acceleration and/or such other benefits and payments as described in clause (i) of the preceding sentence would result in greater net after-tax proceeds to the Optionee than the net after-tax proceeds to the Optionee after taking into account the excise tax imposed by Section 4999 of the Code as described in clause (ii) of the preceding sentence, then the acceleration and/or such other benefits and payments shall be reduced as described in clause (i); otherwise, there shall be no reduction of the nature described in clause (i), and Optionee shall pay all applicable taxes, including any excise tax imposed by Section 4999 of the Code. If the Company determines that the reduction applies, the Company shall notify the Optionee of its determination and the Optionee in good faith shall select from among the foregoing benefits and payments those which shall be reduced and, if the Optionee fails to make such selection within 15 calendar days following notification by the Company, the Company shall make such selection.

9.	Limitation on Transfer. During the lifetime of the Optionee, only the Optionee (except as provided below) may exercise this Option. This Option may not be sold, assigned, transferred, exchanged, or otherwise encumbered, and any attempt to do so shall be of no effect. Notwithstanding the immediately preceding sentence (i) this Option shall be transferable to a Successor (as defined in Section 2(cc) of the Plan) in the event of the Optionee’s death and (ii) this Option shall be transferable pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder; provided, however, that the Optionee receives no consideration for the transfer. If this Option is held by a permitted transferee, this Option shall continue to be subject to the same terms and conditions that were applicable to it immediately prior to its transfer and may be exercised by such permitted transferee as and to the extent that this Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.

10.	No Shareholder Rights Before Exercise. No person shall have any of the rights of a shareholder of the Company with respect to any Share subject to this Option until the Share actually is issued to him/her upon exercise of this Option.

11.	Discretionary Adjustment. The Committee in its sole discretion may make appropriate adjustments in the number and type of securities issuable upon exercise of this Option, in the Option exercise price as to this Option, in the aggregate number and type of securities available for Awards under the Plan, and in the limitations on the number and type of securities that may be issued to an individual Participant to give effect to adjustments made in the number or type of Shares through a Fundamental Change (subject to Section 12(g) of the Plan), recapitalization, reclassification, stock dividend, stock split, stock combination, spin-off or other relevant change in the number and type of Shares of the Company.

12.	Tax Withholding. Delivery of Shares upon exercise of this Option shall be subject to any required withholding taxes. As a condition precedent to receiving Shares upon exercise of this Option, the Optionee may be required to pay to the Company, in accordance with the provisions of Section 12(d) of the Plan, an amount equal to the amount of any required withholdings.

13.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the holder of this Option. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

14.	Discontinuance of Employment. This Agreement shall not give the Optionee a right to continued employment with the Company or any parent or subsidiary of the Company, and the Company or any such parent or subsidiary employing the Optionee may terminate his/her employment and otherwise deal with the Optionee without regard to the effect it may have upon him/her under this Agreement.

15.	Option Subject to Plan, Articles of Incorporation and By-Laws. The holder of this Option acknowledges that this Option and the exercise thereof is subject to the Plan, the Amended and Restated Articles of Incorporation, as amended from time to time, and the Restated By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.

16.	Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of this Option reserve and keep available a sufficient number of Shares to satisfy this Agreement.

17.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Optionee. This Agreement shall be binding on and inure to the benefit of any successor of the Company.

18.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

19.	Miscellaneous. This Agreement is entered into pursuant to the Plan and is subject to all of the terms and conditions contained in the Plan. The Optionee acknowledges that a copy of the Plan has been made available to him or her; and, by execution hereof, the Optionee agrees and accepts this Agreement subject to the terms of the Plan. This Agreement contains all terms and conditions with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Optionee and the Company have executed this Agreement as of    .

OPTIONEE

WILSONS THE LEATHER EXPERTS INC.

By
Its

______________, ______

WILSONS THE LEATHER EXPERTS INC.
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428
Attention: Vice President, Human Resources

Ladies and Gentlemen:

I hereby exercise the following option (the “Option”) granted under the Wilsons The Leather Experts Inc. 2000 Long Term Incentive Plan (the “Plan”) with respect to the number of shares of Common Stock, par value $.01 (“Shares”), of Wilsons The Leather Experts Inc. (the “Company”), indicated below:

Name of Option Holder:
Date of Grant of Option:
Exercise Price Per Share:
Number of Shares With Respect to Which the Option is Hereby Exercised:
Total Exercise Price:

☐ Enclosed with this letter is a check, bank draft or money order in the amount of the Total Exercise Price.

☐ I hereby agree to pay the Total Exercise Price within three business days of the date hereof and, as stated in the attached Broker’s Letter, I have delivered irrevocable instructions to to promptly deliver to the Company the amount of sale or loan proceeds from the Shares to be issued pursuant to this exercise necessary to satisfy my obligation hereunder to pay the Total Exercise Price.

☐ Enclosed with this letter is a certificate evidencing unencumbered Shares (duly endorsed in blank) having an aggregate Fair Market Value (as defined in the Plan) equal to or in excess of the Total Exercise Price.

☐ Enclosed with this letter is a certificate attesting to my ownership of unencumbered Shares having an aggregate Fair Market Value (as defined in the Plan) equal to or in excess of the Total Exercise Price, and I hereby tender such Shares in payment of the Total Exercise Price.

☐ I elect to pay the Total Exercise Price through a reduction in the number of Shares delivered to me upon this exercise of the Option as provided in Section 6 of the Non-Statutory Stock Option Agreement dated as of      , 2004, between the Company and me.

If I am enclosing or tendering Shares, I hereby represent and warrant that I am the owner of such Shares free and clear of all liens, security interests and other restrictions or encumbrances. I agree that I will pay any required withholding taxes in connection with this exercise as provided in Section 12(d) of the Plan.

Please issue a certificate (the “Certificate”) for the number of Shares with respect to which the Option is being exercised in the name of the person indicated below and deliver the Certificate to the address indicated below:

Name in Which to Issue Certificate:
Address to Which Certificate Should be Delivered:
Principal Mailing Address for Certificate of Registration (if different from above):

Very truly yours,

Signature

Name, please print

Social Security Number

__________________, ______

WILSONS THE LEATHER EXPERTS INC.
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428
Attention: Vice President, Human Resources

Ladies and Gentlemen:

Name of Option Holder:
Date of Grant of Option:
Exercise Price Per Share:
Number of Shares With Respect to Which the Option is to be Exercised:
Total Exercise Price:

The above Option holder has requested that we finance the exercise of the above Option to purchase Shares of common stock of Wilsons The Leather Experts Inc. (the “Company”) and has given us irrevocable instructions to promptly deliver to the Company the amount of sale or loan proceeds from the Shares to be issued pursuant to such exercise to satisfy the Option holder’s obligation to pay the Total Exercise Price.

Very truly yours,

Broker Name

By